CONTACT:
Renée Smyth
Chief Marketing & Experience Officer
Camden National Bank
(207) 518-5607 or rsmyth@CamdenNational.com

FOR IMMEDIATE RELEASE
March 31, 2020

Camden National Corporation Announces Expansion of Executive Team

CAMDEN, ME, March 31, 2020 - Gregory A. Dufour, President and Chief Executive Officer of Camden National Corporation (the “Company”) announced that Gregory A. White and William “Bill” Martel have joined the executive team.
“On October, 30, 2019, Debbie Jordan, Executive Vice President, Chief Operating Officer and Chief Financial Officer, announced her retirement, effective April 30, 2020,” Dufour, explained. “I’m pleased to announce updates on this important transition including Debbie extending her time with us until early summer.”

Gregory A. White has been appointed Executive Vice President and Chief Financial Officer of the Company. White has also been appointed as Executive Vice President and Chief Financial Officer of the Company’s wholly owned subsidiary, Camden National Bank (the “Bank”). Prior to joining the Company, White served for nine years as Executive Vice President, Chief Financial Officer and Treasurer of Farmington Bank based in Farmington, Connecticut. He was part of the executive team that grew the bank from $1 billion to more than $3.5 billion prior to merging with People’s United Bank. White, a Chartered Financial Analyst, has an extensive career in banking, primarily with regional and community banks in the Connecticut area.

Bill Martel has been appointed Executive Vice President of Technology and Support Services for the Company and the Bank. Martel most recently served as Head of U.S. Operations Technology for Santander U.S. in Boston, leading its banking operation’s technology transformation. Previously, Martel was a Senior Vice President at TD Canada serving in several senior management positions within the technology organization. Martel is a native of Rockland, Maine and began his banking career as a senior branch manager for People’s Heritage Bank, a predecessor to Bank North.

Both Greg White and Bill Martel will report to Greg Dufour.

Dufour also announced that Debbie Jordan will extend her remaining time with the Company until early summer to assist in the transition of her responsibilities and to provide her leadership during this time period. Debbie will continue to serve as Executive Vice President and Chief Operating Officer during this time, working closely with Greg Dufour and focusing on the Company’s response to the COVID-19 pandemic.

“Having Greg and Bill join the organization at this time, along with Debbie extending her service with us, strongly positions Camden National Corporation for both short and long-term goals,” said Dufour. “Greg and Bill will complement our existing executive team and senior management who have done a remarkable job during this challenging time period.”

About Camden National Corporation

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $4.4 billion in assets and 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 61 banking centers, 24/7 live phone support, 71 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past two years, Camden National Bank was named “Customer Experience Leader in U.S. Retail Banking” by Greenwich Associates, and in 2019, it was the only New England based organization included in Sandler O’Neill’s “Bank & Thrift Sm-All Star” list of high-performing financial institutions. The Finance Authority of Maine has awarded Camden National Bank as “Lender at Work for Maine” for ten years. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.